Exhibit 10.2

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS AGREEMENT, dated as of August 21, 2023, is made by and between ZIMMER BIOMET HOLDINGS, INC., a Delaware corporation (the “Company”), and Ivan Tornos (the “Executive”). The capitalized words and terms used throughout this Agreement are defined in Article XIII.

Recitals

A. The Company considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel.

B. The Board recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control exists and that such a possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

C. The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control.

D. The parties intend that no amount or benefit will be payable under this Agreement unless a termination of the Executive’s employment with the Company occurs following a Change in Control, or is deemed to have occurred following a Change in Control, as provided in this Agreement.

Agreement

In consideration of the premises and the mutual covenants and agreements set forth below, the Company and the Executive agree as follows:

ARTICLE I

Term of Agreement

This Agreement will commence on the date stated above and will continue in effect through December 31, 2023. Beginning on January 1, 2024, and each subsequent January 1, the term of this Agreement will automatically be extended for one additional year, unless either party gives the other party written notice not to extend this Agreement at least 30 days before the extension would otherwise become effective or unless a Change in Control occurs. If a Change in Control occurs during the term of this Agreement, this Agreement will continue in effect for a period of 24 months from the end of the month in which the Change in Control occurs.

ARTICLE II

Compensation other than Severance Payments

SECTION 2.01. Disability Benefits. Following a Change in Control and during the term of this Agreement, during any period that the Executive fails to perform the Executive’s full-time duties with the Company as a result of Disability, the Executive will receive short-term and long-term disability benefits as provided under short-term and long-term disability plans having terms no less favorable than the terms of the Company’s short-term and long-term disability plans as in effect immediately prior to the Change in Control, together with all other compensation and benefits payable to the Executive pursuant to the terms of any compensation or benefit plan, program, or arrangement maintained by the Company during the period of Disability.

SECTION 2.02. Compensation Previously Earned. If the Executive’s employment is terminated for any reason following a Change in Control and during the term of this Agreement, the Company will pay the Executive’s salary accrued through the Date of Termination, at the rate in effect at the time the Notice of Termination is given, together with all other compensation and benefits payable to the Executive through the Date of Termination under the terms of any compensation or benefit plan, program, or arrangement maintained by the Company during that period.

SECTION 2.03. Normal Post-Termination Compensation and Benefits. Except as provided in Section 3.01, if the Executive’s employment is terminated for any reason following a Change in Control and during the term of this Agreement, the Company will pay the Executive the normal post-termination compensation and benefits payable to the Executive under the terms of the Company’s retirement, insurance, and other compensation or benefit plans, programs, and arrangements, as in effect immediately prior to the Change in Control. This provision does not restrict the Company’s right to amend, modify, or terminate any plan, program, or arrangement prior to a Change in Control.

SECTION 2.04. No Duplication. Notwithstanding any other provision of this Agreement to the contrary, the Executive will not be entitled to duplicate benefits or compensation under this Agreement and the terms of any other plan, program, or arrangement maintained by the Company or any affiliate.

ARTICLE III

Severance Payments

SECTION 3.01. Payment Triggers.

(a) In lieu of any other severance compensation or benefits to which the Executive may otherwise be entitled under any agreement, plan, program, policy, or arrangement of the Company (and which the Executive hereby expressly waives), the Company will pay the Executive the Severance Payments described in Section 3.02 upon termination of the Executive’s employment following a Change in Control and during the term of this Agreement, in addition to the payments and benefits described in Article II, unless the termination is (1) by the Company for Cause, (2) by reason of the Executive’s death, or (3) by the Executive without Good Reason.

(b) For purposes of this Section 3.01, the Executive’s employment will be deemed to have been terminated following a Change in Control by the Company without Cause or by the Executive with Good Reason if (1) the Executive’s employment is terminated without Cause prior to a Change in Control at the direction of a Person who has entered into an agreement with the Company, the consummation of which will constitute a Change in Control; or (2) the Executive terminates his employment with Good Reason prior to a Change in Control (determined by treating a Potential Change in Control as a Change in Control in applying the definition of Good Reason), if the circumstance or event that constitutes Good Reason occurs at the direction of such a Person.

(c) The Severance Payments described in this Article III are subject to the conditions stated in Article VI.

SECTION 3.02. Severance Payments. The following are the Severance Payments referenced in Section 3.01:

(a) Lump Sum Severance Payment. In lieu of any further salary payments to the Executive for periods after the Date of Termination, and in lieu of any severance benefits otherwise payable to the Executive, the Company will pay to the Executive, in accordance with Section 3.04, a lump sum severance payment, in cash, equal to three, times the sum of (1) the higher of the Executive’s annual base salary in effect immediately prior to the event or circumstance upon which the Notice of Termination is based or in effect immediately prior to the Change in Control, and (2) if Severance Payments are triggered under Section 3.01(a), the amount of the Executive’s target annual bonus entitlement under the Incentive Plan (or any other bonus plan of the Company then in effect) as in effect immediately prior to the event or circumstance giving rise to the Notice of Termination, or, if Severance Payments are triggered under Section 3.01(b), the amount of the largest aggregate annual bonus paid to the Executive with respect to the three years immediately prior to the year in which the Notice of Termination was given. If the Board determines that it is not workable to determine the amount that the Executive’s target bonus would have been for the year in which the Notice of Termination was given, then, for purposes of this paragraph (a), the Executive’s target annual bonus entitlement will be the amount of the largest aggregate annual bonus paid to the Executive with respect to the three years immediately prior to the year in which the Notice of Termination was given.

(b) Incentive Compensation. Notwithstanding any provision of the Incentive Plan or any other compensation or incentive plans of the Company, the Company will pay to the Executive, in accordance with Section 3.04, a lump sum amount, in cash, equal to the sum of (1) any incentive compensation that has been allocated or awarded to the Executive for a completed calendar year or other measuring period preceding the Date of Termination (to the extent not payable pursuant to Section 2.02) provided that, if Severance Payments are triggered under Section 3.01(b), the performance conditions applicable to such incentive compensation are met, and (2) if Severance Payments are triggered under Section 3.01(a), a pro rata portion (based on elapsed time) to the Date of Termination of the aggregate value of all contingent incentive compensation awards to the Executive for the current calendar year or other measuring period under the Incentive Plan, the Award Plan, or any other compensation or incentive plans of the Company, calculated as to each such plan using the Executive’s annual target percentage under that plan for that year or other measuring period and as if all conditions for receiving that target award had been met, or, if Severance Payments are triggered under Section 3.01(b), then with respect to each such plan, an amount equal to the average annual award paid to the Executive under such plan during the three years immediately prior to the year in which the Notice of Termination was given multiplied by a fraction, the numerator of which is the number of whole months elapsed since the beginning of the calendar year or other measuring period to the Date of Termination and the denominator of which is 12 (or the number of whole months in the measuring period).

(c) Options and Restricted Shares. All outstanding Options will become immediately vested and exercisable (to the extent not yet vested and exercisable as of the Date of Termination). To the extent not otherwise provided under the written agreement evidencing the grant of any restricted Shares to the Executive, all outstanding Shares that have been granted to the Executive subject to restrictions that, as of the Date of Termination, have not yet lapsed will lapse automatically upon the Date of Termination, and the Executive will own those Shares free and clear of all such restrictions. Notwithstanding the foregoing, options and restricted Shares remain subject to any forfeiture or clawback claims under the applicable option plan or award agreement.

(d) Welfare Benefits. Except as otherwise provided in this Section 3.02(d), for a 24-month period after the Date of Termination, the Company will arrange to provide the Executive with life insurance coverage substantially similar to that which the Executive is receiving from the Company immediately prior to the Notice of Termination (without giving effect to any reduction in that coverage subsequent to a Change in Control). Life insurance coverage otherwise receivable by the Executive pursuant to this Section 3.02(d) will be reduced to the extent comparable coverage is actually received by or made available to the Executive without greater cost to Executive than as provided by the Company during the 24-month period following the Executive’s termination of employment (and the Executive will report to the Company any such coverage actually received by or made available to the Executive).

If, as of the Date of Termination, the Company reasonably determines that the continued life insurance coverage required by this Section 3.02(d) is not available from the Company’s group insurance carrier, cannot be procured from another carrier, and cannot be provided on a self-insured basis without adverse tax consequences to the Executive or his death beneficiary, then, in lieu of continued life insurance coverage, the Company will pay the Executive, in accordance with Section 3.04, a lump sum payment, in cash, equal to 24 times the full monthly premium payable to the Company’s group life insurance carrier for comparable coverage for an executive employee under the Company’s group life insurance plan then in effect.

The Company will offer the Executive and any eligible family members the opportunity to elect to continue medical and dental coverage pursuant to COBRA. The Executive (or Executive’s applicable covered dependents) will be responsible for paying the required monthly premium for that coverage. The Company will pay the Executive, in accordance with Section 3.04, a lump sum cash stipend equal to 24 times the monthly COBRA premium then charged to qualified beneficiaries for the same level of health and dental coverage the Executive had in effect immediately prior to his termination, and the Executive may, but is not required to, choose to use the stipend for the payment of COBRA premiums for any COBRA coverage that the Executive or eligible family members may elect. The Company will pay the stipend to the Executive whether or not the Executive or any eligible family member elects COBRA coverage, whether or not the Executive continues COBRA coverage for the maximum period permitted by law, and whether or not the Executive receives medical or dental coverage from another employer while the Executive is receiving COBRA continuation coverage. Payment of the stipend will not in any way extend or modify the Executive’s continuation coverage rights under COBRA or any similar continuation coverage law.

(e) Matching Contributions. In addition to the vested amounts, if any, to which the Executive is entitled under the Savings Plan as of the Date of Termination, the Company will pay the Executive, in accordance with Section 3.04, a lump sum amount equal to the value of the unvested portion, if any, of the employer matching contributions (and attributable earnings) credited to the Executive under the Savings Plan.

(f) Outplacement Services. For a period not to exceed six (6) months following the Date of Termination, the Company will provide the Executive with reasonable outplacement services consistent with past practices of the Company prior to the Change in Control or, if no past practice has been established prior to the Change in Control, consistent with the prevailing practice in the medical device manufacturing industry.

SECTION 3.03. Limitation on Severance Payments.

(a) Notwithstanding anything to the contrary contained in this Agreement, in the event that any Severance Payments paid or payable to the Executive or for his benefit pursuant to the terms of this Agreement or otherwise in connection with a Change in Control (“Total Payments”) would be subject to any Excise Tax, then the value of the Total Payments will be reduced to the extent necessary so that, within the meaning of Code Section 280G(b)(2)(A)(ii), the aggregate present value of the payments in the nature of compensation to (or for the benefit of) the Executive that are contingent on a Change in Control (with a Change in Control for this purpose being defined in terms of a “change” described in Code Section 280G(b)(2)(A)(i) or (ii)), do not exceed 2.999 multiplied by the Base Amount. For this purpose, cash Severance Payments will be reduced first (if necessary, to zero), and all other, non-cash Severance Payments will be reduced next (if necessary, to zero). For purposes of the limitation described in the preceding sentence, the following will not be taken into account: (1) any portion of the Total Payments the receipt or enjoyment of which the Executive effectively waived in writing prior to the Date of Termination, and (2) any portion of the Total Payments that, in the opinion of the Accounting Firm, does not constitute a “parachute payment” within the meaning of Code Section 280G(b)(2).

(b) For purposes of this Section 3.03, the determination of whether any portion of the Total Payments would be subject to an Excise Tax will be made by an Accounting Firm selected by the Company and reasonably acceptable to the Executive. For purposes of that determination, the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Accounting Firm in accordance with the principles of Section 280G(d)(3) and (4).

SECTION 3.04. Time of Payment. Except as otherwise expressly provided in Section 3.02, payments provided for in that Section will be made as follows:

(a) Subject to Section 3.04(c), if Executive signs and does not rescind the General Release in accordance with Section 6.03, the Company will pay to the Executive the amount due under Section 3.02 on the sixtieth (60th) business day following the Date of Termination.

(b) At the time that payment is made under Section 3.04(a), the Company will provide the Executive with a written statement setting forth the manner in which all of the payments to Executive under this Agreement were calculated and the basis for the calculations including, without limitation, any opinions or other advice the Company received from auditors or consultants (other than legal counsel) with respect to the calculations (and any such opinions or advice that are in writing will be attached to the statement).

(c) Notwithstanding any of the foregoing, any and all payments under this Agreement that constitute deferred compensation under the Section 409A Standards shall be suspended until, and will be payable on, the date that is six (6) months after the Executive’s separation from service (or, if earlier, the date the Executive dies after separation from service).

SECTION 3.05. Attorneys’ Fees and Expenses. To the extent permissible under the Section 409A Standards, if the Executive finally prevails with respect to any bona fide, good faith dispute between the Executive and the Company regarding the interpretation, terms, validity or enforcement of this Agreement (including any dispute as to the amount of any payment due under this Agreement), the Company will pay or reimburse the Executive for all reasonable attorneys’ fees and expenses incurred by the Executive in connection with that dispute pursuant to the terms of this paragraph. Payment or reimbursement of those fees and expenses will be made within fifteen (15) business days after delivery of the Executive’s written request for payment, accompanied by such evidence of fees and expenses incurred as the Company reasonably may require, but the Executive may not submit such a request until the dispute has been finally resolved by a legally binding settlement or by an order or judgment that is not subject to appeal or with respect to which all appeals have been exhausted. Any payment pursuant to this paragraph will be made no later than the end of the calendar year following the calendar year in which the dispute is finally resolved by a legally binding settlement or nonappealable judgment or order.

In addition, the Company will pay the reasonable legal fees and expenses incurred by the Executive in connection with any tax audit or proceeding to the extent attributable to the application of Code Section 4999 to any payment or benefit provided under this Agreement and including, but not limited to, auditors’ fees incurred in connection with the audit or proceeding. Payment pursuant to the preceding sentence shall be made within fifteen (15) business days after the delivery of the Executive’s written request for payment, accompanied by such evidence of fees and expenses incurred as the Company reasonably may require, but in no case later than the end of the calendar year following the calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the matter.

ARTICLE IV

Termination of Employment

SECTION 4.01. Notice of Termination. After a Change in Control and during the term of this Agreement, any purported termination of the Executive’s employment (other than by reason of death) will be communicated by a written Notice of Termination from one party to the other party in accordance with Article VIII. The Notice of Termination will indicate the specific termination provision in this Agreement relied upon and will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the cited provision.

SECTION 4.02. Date of Termination. Except as otherwise provided in Section 4.01, with respect to any purported termination of the Executive’s employment after a Change in Control and during the term of this Agreement, the term “Date of Termination” will have the meaning set forth in this Section. If the Executive’s employment is terminated for Disability, Date of Termination means thirty (30) days after Notice of Termination is given, provided that the Executive does not return to the full-time performance of the Executive’s duties during that 30-day period. If the Executive’s employment is terminated for any other reason, Date of Termination means the date specified in the Notice of Termination, which, in the case of a termination by the Company, cannot be less than 30 days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, cannot be less than 15 days nor more than 60 days from the date on which the Notice of Termination is given.

ARTICLE V

No Mitigation

The Company agrees that, if the Executive’s employment by the Company is terminated during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Article III. Further, the amount of any payment or benefit provided for in Article III (other than Section 3.02(d)) will not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

ARTICLE VI

The Executive’s Covenants

SECTION 6.01. Noncompetition Agreement. In consideration for this Agreement, the Executive will execute, concurrent with the execution of this Agreement, a noncompetition agreement with the Company; provided, however, that if the Executive has an existing noncompetition agreement with the Company, the Company, rather than entering into a new noncompetition agreement with the Executive, may instead, as a condition to entering into this agreement, require that the Executive acknowledge and affirm his continuing obligations under such existing noncompetition agreement and re-affirm his agreement to honor the obligations as set forth in that document.

SECTION 6.02. Potential Change in Control. The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control during the term of this Agreement, the Executive will remain employed by the Company until the earliest of (a) a date that is six months following the date of the Potential Change of Control, (b) the date of a Change in Control, (c) the date on which the Executive terminates employment for Good Reason (determined by treating the Potential Change in Control as a Change in Control in applying the definition of Good Reason) or by reason of death, or (d) the date the Company terminates the Executive’s employment for any reason.

SECTION 6.03. General Release. The Executive agrees that, notwithstanding any other provision of this Agreement, the Executive will not be eligible for any Severance Payments under this Agreement unless the Executive timely signs, and does not timely revoke, a General Release in substantially the form attached to this Agreement as Exhibit A. The Executive will be given 21 days to consider the terms of the General Release. The General

Release will not become effective until seven days following the date the General Release is executed. If the Executive does not return the executed General Release to the Company by the end of the 21-day period, that failure will be deemed a refusal to sign, and the Executive will not be entitled to receive any Severance Payments under this Agreement. In certain circumstances, the 21-day period to consider the General Release may be extended to a 45-day period. The Executive will be advised in writing if the 45-day period is applicable. In the absence of such notice, the 21-day period applies. If any payment under this Agreement constitutes deferred compensation under the Section 409A Standards, and the 21-day or 45-day review period extends into a new calendar year, any payment of such deferred compensation shall occur in the new calendar year.

ARTICLE VII

Successors; Binding Agreement

SECTION 7.01. Obligation of Successors.

(a) In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had occurred.

(b) Subject to Section 7.01(c), failure of the Company to obtain such an assumption and agreement under Section 7.01(a) prior to the effectiveness of any such succession will be a breach of this Agreement and will entitle the Executive to compensation from the Company in the same amount as the Executive would be entitled to under this Agreement if the Executive were to terminate employment for Good Reason after a Change in Control, except that, for purposes of implementing the foregoing, the date on which the succession becomes effective will be deemed the Date of Termination.

(c) Payment of benefits under Section 7.01(b) shall be made on the deemed Date of Termination if, and only if, the succession resulted from a transaction that satisfies the definition of change in control under Section 409A of the Code. If the transaction does not satisfy the definition of change in control under Section 409A, payment of benefits due under Section 7.01(b) shall be made within 30 days of the Executive’s actual date of termination of employment, subject to the provisions of Section 3.04(c). No interest or earnings shall be paid due to any delay in payment under this Section 7.01(c).

SECTION 7.02. Enforcement Rights of Others. This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount is still payable to the Executive under this Agreement, (other than amounts that, by their terms, terminate upon the Executive’s death), then, unless otherwise provided in this Agreement, all such amounts will be paid in accordance with the terms of this Agreement to the executors, personal representatives, or administrators of the Executive’s estate.

ARTICLE VIII

Notices

For the purpose of this Agreement, notices and all other communications provided for in the Agreement will be in writing and will be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may furnish to the other in writing in accordance with this Article VIII, except that notice of change of address will be effective only upon actual receipt:

To the Company:

Zimmer Biomet Holdings, Inc.

Attention: General Counsel

345 East Main Street

Warsaw, Indiana 46580

To the Executive:

Ivan Tornos

At Executive’s principal residence as reflected in the records of the Company

ARTICLE IX

Miscellaneous

This Agreement will not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive will not have any right to be retained in the employ of the Company. No provision of this Agreement may be modified, waived, or discharged unless the waiver, modification, or discharge is agreed to in writing and signed by the Executive and an officer of the Company specifically designated by the Board. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any other time. Neither party has made any agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement that are not expressly set forth in this Agreement. Except as provided in the following two sentences, the validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of Indiana, to the extent not preempted by federal law. This Agreement will at all times be effected, construed, interpreted, and applied in a manner consistent with the Section 409A Standards, and in resolving any uncertainty as to the meaning or intention of any provision of this Agreement, the interpretation that will prevail is the interpretation that causes the Agreement to comply with the Section 409A Standards. In addition, to the extent that any terms of this Agreement would subject the Executive to gross income inclusion, interest, or additional tax pursuant to Code Section 409A, those terms are to that extent superseded by the applicable Section 409A Standards. All references to sections of the Exchange Act or the Code will be deemed also to refer to any successor provisions to those sections. Any payments provided for under this Agreement will be paid net of any applicable withholding required under federal, state, or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under Articles III, IV, and VI will survive the expiration of the term of this Agreement. In no event shall Company be liable for any taxes, penalties, interest or additional tax payments assessed against Executive because of any benefits, remuneration or reimbursements provided under this Agreement.

ARTICLE X

Validity

The invalidity or unenforceability of any provision or this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

ARTICLE XI

Counterparts

This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

ARTICLE XII

Settlement of Disputes; Arbitration

All claims by the Executive for benefits under this Agreement must be in writing and will be directed to and determined by the Board. Any denial by the Board of a claim for benefits under this Agreement will be delivered to the Executive in writing and will set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board will afford a reasonable opportunity to the Executive for a review of the decision denying a claim and will further allow the Executive to appeal to the Board a decision of the Board within 60 days after notification by the Board that the Executive’s claim has been denied. Any further dispute or controversy arising under or in connection with this Agreement will be settled exclusively by arbitration in Warsaw, Indiana in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Each party will bear its own expenses in the arbitration for attorneys’ fees, for its witnesses, and for other expenses of presenting its case. Other arbitration costs, including arbitrators’ fees, administrative fees, and fees for records or transcripts, will be borne equally by the parties. Notwithstanding anything in this Article to the contrary, if the Executive prevails with respect to any dispute submitted to arbitration under this Article, the Company will reimburse or pay all reasonable legal fees and expenses that the Executive incurred in connection with that dispute as required by Section 3.05.

ARTICLE XIII

Definitions

For purposes of this Agreement, the following terms will have the meanings indicated below:

(a) “Accounting Firm” means an accounting firm, other than the Company’s independent auditors, that is designated as one of the four largest accounting firms in the United States.

(b) “Award Plan” means the Company’s 2009 Stock Incentive Plan.

(c) “Base Amount” has the meaning stated in Code Section 280G(b)(3).

(d) “Beneficial Owner” has the meaning stated in Rule 13d-3 under the Exchange Act.

(e) “Board” means the Board of Directors of the Company.

(f) “Cause” for termination by the Company of the Executive’s employment, after any Change in Control, means (1) the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 4.01) for a period of at least 30 consecutive days after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties; (2) the Executive willfully engages in conduct that is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise; or (3) the Executive is convicted of, or has entered a plea of no contest to, a felony. For purposes of clauses (1) and (2) of this definition, no act, or failure to act, on the Executive’s part will be deemed “willful” unless it is done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company.

(g) A “Change in Control” will be deemed to have occurred if any of the following events occur:

(1) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by that Person any securities acquired directly from the Company or its affiliates) representing 20% or more of the combined voting power of the Company’s then-outstanding securities; or

(2) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of the period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in clause (1), (3) or (4) of this paragraph whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously approved), cease for any reason to constitute a majority of the Board; or

(3) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to the merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 75% of the combined voting power of the voting securities of the Company or the surviving entity outstanding immediately after the merger or consolidation; or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 50% of the combined voting power of the Company’s then-outstanding securities; or

(4) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

Notwithstanding the foregoing, a Change in Control will not include any event, circumstance, or transaction occurring during the six-month period following a Potential Change in Control that results from the action of any entity or group that includes, is affiliated with, or is wholly or partly controlled by the Executive; provided, further, that such an action will not be taken into account for this purpose if it occurs within a six-month period following a Potential Change in Control resulting from the action of any entity or group that does not include the Executive.

(h) “COBRA” means the continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and interpretative rules and regulations.

(j) “Company” means Zimmer Biomet Holdings, Inc., a Delaware corporation, and any successor to its business and/or assets that assumes and agrees to perform this Agreement by operation of law, or otherwise (except in determining, under Section XIII(g), whether or not any Change in Control of the Company has occurred in connection with the succession).

(k) “Company Shares” means shares of common stock of the Company or any equity securities into which those shares have been converted.

(l) “Date of Termination” has the meaning stated in Section 4.02.

(m) “Disability” has the meaning stated in the Company’s short-term or long-term disability plan, as applicable, as in effect immediately prior to a Change in Control.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and interpretive rules and regulations.

(o) “Excise Tax” means any excise tax imposed under Code Section 4999.

(p) “Executive” means the individual named in the first paragraph of this Agreement.

(q) “General Release” has the meaning stated in Section 6.03.

(r) “Good Reason” for termination by the Executive of the Executive’s employment means the occurrence (without the Executive’s express written consent) of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraph (1), (4), (5), (6), or (7) below, the act or failure to act is corrected prior to the Date of Termination specified in the Executive’s Notice of Termination:

(1) the assignment to the Executive of any duties inconsistent with the Executive’s status as an executive officer of the Company or a substantial adverse alteration in the nature or status of the Executive’s responsibilities from those in effect immediately prior to a Change in Control;

(2) a reduction by the Company in the Executive’s annual base salary as in effect on the date of this Agreement or as the same may be increased from time to time, or the level of the Executive’s entitlement under the Incentive Plan as in effect on the date of this Agreement or as the same may be increased from time to time;

(3) the Company’s requiring the Executive to be based more than 50 miles from the Company’s offices at which the Executive is based immediately prior to a Change in Control (except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations immediately prior to the Change in Control), or, in the event the Executive consents to any such relocation of his offices, the Company’s failure to provide the Executive with all of the benefits of the Company’s relocation policy as in operation immediately prior to the Change in Control;

(4) the Company’s failure, without the Executive’s consent, to pay to the Executive any portion of the Executive’s current compensation (which means, for purposes of this paragraph (4), the Executive’s annual base salary as in effect on the date of this Agreement, or as it may be increased from time to time, and the awards earned pursuant to the Incentive Plan) or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven days of the date the compensation is due;

(5) the Company’s failure to continue in effect any compensation plan in which the Executive participates immediately prior to a Change in Control, which plan is material to the Executive’s total compensation, including, but not limited to, the Incentive Plan and the Award Plan or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to that plan, or the Company’s failure to continue the Executive’s participation in such a plan (or in a substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants, as existed at the time of the Change in Control;

(6) the Company’s failure to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company’s pension (including, without limitation, the Company’s Savings and Investment Program), life insurance, medical, health and accident, or disability plans in which the Executive was participating at the time of the Change in Control; the taking of any action by the Company that would directly or indirectly materially reduce any of those benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of a Change in Control; or the Company’s failure to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control; or

(7) any purported termination of the Executive’s employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 4.01; for purposes of this Agreement, no such purported termination will be effective.

The Executive’s right to terminate the Executive’s employment for Good Reason will not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment will not constitute consent to, or a waiver of rights with respect to, any act or failure to act that constitutes Good Reason.

Notwithstanding the foregoing, the occurrence of an event that would otherwise constitute Good Reason will cease to be an event constituting Good Reason if the Executive does not timely provide a Notice of Termination to the Company within 120 days of the date on which the Executive first becomes aware (or reasonably should have become aware) of the occurrence of that event.

(s) “Incentive Plan” means the Company’s Executive Performance Incentive Plan.

(t) “Notice of Termination” has the meaning stated in Section 4.01.

(u) “Options” means options for Shares granted to the Executive under the Award Plan.

(v) “Person” has the meaning stated in section 3(a)(9) of the Exchange Act, as modified and used in sections 13(d) and 14(d) of the Exchange Act; however, a Person will not include (1) the Company or any of its subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (3) an underwriter temporarily holding securities pursuant to an offering of those securities, or (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(w) ”Potential Change in Control” will be deemed to have occurred if any one of the following events occurs:

(1) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(2) the Company or any Person publicly announces an intention to take or to consider taking actions that, if consummated, would constitute a Change in Control;

(3) any Person who is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company’s then-outstanding securities, increases that Person’s beneficial ownership of those securities by 5% or more over the percentage so owned by that Person on the date of this Agreement; or

(4) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

(x) “Savings Plan” means the Company’s Savings and Investment 401(k) Program, which, for purposes of this Agreement, will be deemed to include the Zimmer Biomet Holdings, Inc. Deferred Compensation Plan.

(y) “Section 409A Standards” means the standards for nonqualified deferred compensation plans established by Code Section 409A.

(z) “Severance Payments” means the payments described in Section 3.02.

(a) “Shares” means shares of the common stock, $0.01 par value, of the Company.

(bb) “Total Payments” has the meaning stated in Section 3.03(a).

EXECUTIVE	ZIMMER BIOMET HOLDINGS, INC.

/s/ Ivan Tornos	By:	/s/ Lori Winkler
Ivan Tornos		Lori Winkler
Senior Vice President, Chief Human Resources Officer

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